Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO RESOURCES CLOSES SALE OF CERTAIN

OHIO AND NORTHWESTERN PENNSYLVANIA PRODUCING ASSETS

DALLAS, TEXAS, November 24, 2009…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) today closed the previously announced sale of certain Ohio and Northwestern Pennsylvania producing assets to EV Energy Partners, L.P., (Nasdaq: EVEP), along with certain institutional partnerships managed by EnerVest, Ltd. The sale was effective as of September 1, 2009. Total proceeds received at the closing were $131.2 million, subject to customary post-closing adjustments. In connection with the closing, the parties agreed to hold back approximately $13.1 million of the properties for up to 90 days pending the receipt of required consents from third parties necessary to transfer such properties. The proceeds from the sale were used to repay a portion of EXCO’s revolving credit facility.

Excluding those properties being held back, the properties sold include estimated proved reserves of 1.9 million barrels of oil and 73.1 billion cubic feet of natural gas, or 84.5 billion cubic feet of natural gas equivalent, based on SEC pricing as of September 30, 2009. Current net production is approximately 15 million cubic feet of natural gas equivalent per day for the properties sold at the closing.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.